Initials: _________

                                              Initials: _________

                Option to Extend Term Lease Rider

This Rider is attached to and made part of that certain Lease (the "Lease") dated June 21, 2001 between, EJM-Arizona Commerceplex, L.L.C., a Delaware limited liability company
("Landlord"), and   Arizona Furniture Company, Inc., a Nevada
corporation ("Tenant"), covering the Property commonly known as 23910 North 19th Avenue, Suite 62, Phoenix, AZ, (the "Property"). The terms used herein shall have the same definitions as set forth in the Lease. The provisions of this Rider shall supersede any inconsistent or conflicting provisions of the Lease.

A.   Option(s) to Extend Term.

     1.   Grant of Option.

     Landlord hereby grants to Tenant   one    (1) option (the
     "Option") to extend the Lease Term for an additional term of
     five   (5) years (the "Extension"), on the same terms and
     conditions as set forth in the Lease, but at an increased rent as set forth below. Each Option shall be exercised only by written notice delivered to Landlord at least one hundred eighty (180) days before the expiration of the Lease Term or the preceding Extension of the Lease Term, respectively. If Tenant fails to deliver Landlord written notice of exercise of an Option within the prescribed time period, such Option and any succeeding Options shall lapse, and there shall be no further right to extend the Lease Term. Each Option shall be exercisable by Tenant on the express conditions that (a) at the time of the exercise, and at all time prior to the commencement of such Extension, Tenant shall not be in default under any of the provisions of the Lease and (b) Tenant has not been ten (10) or more days late in the payment of rent more than a total of three
     (3) times during the Lease Term and all preceding
     Extensions.

     2.   Personal Options.

     The Option is personal to the Tenant named in Section 1.03 of the Lease or any Tenant's Affiliate described in Section
     9.02 of the Lease. If Tenant subleases any portion of the Property or assigns or otherwise transfers any interest under the Lease to any entity other than a Tenant Affiliate prior to the exercise of an Option (whether with or without Landlord's consent), such Option and any succeeding Options shall lapse. If Tenant subleases any portion of the Property or assigns or otherwise transfers any interest of Tenant under the Lease to any entity other than a Tenant Affiliate after the exercise of an Option but prior to the commencement of the respective Extension (whether with or without Landlord's consent), such Option and any succeeding Options shall lapse and the Lease Term shall expire as if such Option were not exercised. If Tenant subleases any portion of the Property or assigns or otherwise transfers any interest of Tenant under the Lease in accordance with
     Article 9 of the Lease after the exercise of an Option and after the commencement of the Extension related to such Option, then the term of the Lease shall expire upon the expiration of the Extension during which such sublease or transfer occurred and only the succeeding Options shall lapse.

B.   Calculation of Rent.

     The Base Rent during the Extension(s)shall be as follows:

     Fixed Adjustment
          The Base Rent shall be increased to the following amounts (the "Adjusted Base Rent(s)") on the dates (the
          "Rental Adjustment Date(s)") set forth below: